Super Micro Computer Inc. Announces Receipt of Extension from Nasdaq Stock Market

SAN JOSE, Calif., December 6, 2024 – Super Micro Computer, Inc. (NASDAQ:SMCI) (“SMCI” or the “Company”), a Total IT Solution Provider for AI, Cloud, Storage and 5G/Edge, today announced that on December 6, 2024, it received a letter from the Nasdaq Stock Market ("Nasdaq") informing the Company that Nasdaq has granted the Company’s request for an exception to Nasdaq’s Listing Rule 5250(c)(1) through February 25, 2025. The exception gives the Company until February 25, 2025 to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2024, its Quarterly Report on Form 10-Q for the period ended September 30, 2024 and any other required filings. The Company’s common stock will remain listed on the Nasdaq Global Select Market during the exception period. If the Company files all the required reports by February 25, 2025, the common stock will remain listed, so long as the Company remains in compliance with Nasdaq’s listing rules.

The Company currently expects to file all the required reports by February 25, 2025.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to the Company’s expectation that it will file all required reports by February 25, 2025. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from those anticipated. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

About Super Micro Computer, Inc.
Supermicro (NASDAQ: SMCI) is a global leader in Application-Optimized Total IT Solutions. Founded and operating in San Jose, California, Supermicro is committed to delivering first to market innovation for Enterprise, Cloud, AI, and 5G Telco/Edge IT Infrastructure. We are a Total IT Solutions Provider with server, AI, storage, IoT, switch systems, software, and support services. Supermicro's motherboard, power, and chassis design expertise further enable our development and production, enabling next generation innovation from cloud to edge for our global customers. Our products are designed and manufactured in-house (in the US, Taiwan, and the Netherlands), leveraging global operations for scale and efficiency and optimized to improve TCO and reduce environmental impact (Green Computing). The award-winning portfolio of Server Building Block Solutions® allows customers to optimize for their exact workload and application by selecting from a broad family of systems built from our flexible and reusable building blocks that support a comprehensive set of form factors, processors, memory, GPUs, storage, networking, power, and cooling solutions (air-conditioned, free air cooling or liquid cooling).

Supermicro, Server Building Block Solutions, and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

Investor Relations Contact:
Nicole Noutsios
email: ir@supermicro.com